Exhibit 99.1

Contacts:
Media Relations
James Fisher
703-433-8677
james.w.fisher@sprint.com

Investor Relations
Yijing Brentano
800-259-3755
Investor.relations@sprint.com

SPRINT NEXTEL REPORTS

THIRD QUARTER 2008 RESULTS

•	Free Cash Flow* of $1.1 billion in the quarter

•	Cash balance of $4.1 billion at the end of the quarter

•	Building momentum around Now NetworkTM and customer experience

•	Care Quality – first-call resolution improvement throughout the year

•	Ready Now – a revolution in the wireless retail experience to drive data usage

•	One Click – a simple, customizable user interface for easy access to applications

•	WiMAX 4G – launch of a new era of high-speed mobile internet access

•	Positioned to stabilize fourth quarter gross adds

The company’s third quarter earnings conference call will be held at 8 a.m. EST today. Participants may dial 866-297-0891 in the US or Canada and provide the following ID 69374133 or may listen via the Internet at www.sprint.com/investor.

OVERLAND PARK, Kan. – Nov. 7, 2008 — Sprint Nextel Corp. (NYSE: S) today reported third quarter 2008 financial results, which included consolidated net operating revenues of $8.8 billion and a diluted loss per share of 11 cents. Adjusted EPS before Amortization*, which removes the effects of special items and non-cash amortization expense, was zero cents. The company reported Free Cash Flow* for the quarter of $1.1 billion.

During the quarter, the company retired approximately $1 billion in principal of debt and incurred a $694 million financing obligation related to the close of its tower transaction. As of Sept. 30, 2008, the company had $4.1 billion of cash and cash equivalents. In November

2008, the company renegotiated the terms of its revolving credit facility, providing greater flexibility regarding its financial covenants.

“During tough economic times, we tightly managed our business to generate and retain cash and maintain substantial liquidity while continuing to reduce debt. At the same time, we made advancements in improving operations and delivering on the promise of the Now Network,” said Dan Hesse, Sprint Nextel CEO. “Customer care metrics have improved steadily throughout the year, and external surveys are confirming we’re providing a better customer experience.”

Hesse added, “Our Ready Now program revolutionizes the wireless data customer experience by personalizing and teaching customers how to take advantage of the capabilities of our Now Network; our One Click handsets allow customers easy access to applications, and we launched our fourth generation WiMAX service in Baltimore, which generated excellent reviews for a new era of high-speed mobile Internet access. All of this positions us to invite new customers to join us as we begin to focus on stabilizing gross adds in the fourth quarter.”

CONSOLIDATED RESULTS

TABLE No. 1 Selected Unaudited Financial Data (dollars in millions, except per share data)

	Quarter Ended September 30,		%	Year-to-Date September 30,		%
Financial Data	2008	2007		2008	2007
Net operating revenues	$8,816	$10,044	(12)%	$27,205	$30,299	(10)%
Adjusted operating (loss) income*	(233)	658	NM	(475)	1,542	NM
Adjusted OIBDA*	1,824	2,880	(37)%	5,929	8,345	(29)%

Net (loss) income	(326)	64	NM	(1,175)	(128)	NM

Adjusted earnings per share before amortization*	$0.00	$0.23	(100)%	$0.10	$0.67	(85)%

Diluted (loss) earnings per common share	$(0.11)	$0.02	NM	$(0.41)	$(0.04)	NM

Capex	$485	$1,176	(59)%	$2,491	$4,449	(44)%

Free cash flow*	$1,059	$1,291	(18)%	$1,240	$1,971	(37)%

•	Consolidated net operating revenues of $8.8 billion for the quarter were 3% lower than in the second quarter, primarily due to a lower contribution from Wireless.

•

Adjusted OIBDA* of $1.8 billion reflects a sequential decline in net operating revenues due to subscriber losses and higher cost of service, partially offset by continued improvement in SG&A expenses. Third quarter Adjusted OIBDA* includes $65 million in non-cash compensation expense, as well as $75 million in operating expenses associated with the company’s WiMAX efforts.

•

The company made capital investments of $485 million in the quarter, down from $646 million in the second quarter. The decline reflects lower spending in both Wireless and Wireline segments. The company recorded $134 million in capital expenditures in the quarter related to the deployment of WiMAX.

•

For the quarter, Free Cash Flow* was $1.1 billion, compared to $1.3 billion in the third quarter of 2007 and $11 million in the second quarter of 2008. The sequential improvement reflects working capital benefit and reduced capital expenditures.

•	Net Debt* at the end of the period was $18.4 billion, consisting of total debt of $22.6 billion, offset by cash and marketable securities of $4.2 billion. The company used cash in the third quarter to extinguish $485 million in principal of affiliate debt due 2012. The company also repaid $500 million of its revolving credit facility in August 2008. In addition, the company incurred a $694 million financing obligation related to the close of its tower transaction, which includes net cash proceeds of $645 million with an additional $20 million to be received 90 days after the closing of the transaction, subject to adjustments.

•

In November 2008, the company renegotiated the terms of its revolving credit facility and increased the ratio of total indebtedness to trailing four quarters earnings before interest, taxes, depreciation and amortization and certain other non-recurring charges from no more than 3.5 to 1.0 to no more than 4.25 to 1.0. The company also paid down $1 billion of outstanding debt and decreased the current borrowing capacity of the credit facility from $6 billion to $4.5 billion, of which $1.3 billion is available.

•

In the quarter, the company recorded cash expenditures of $187 million related to intangible asset investments, including $178 million associated with re-banding efforts and $9 million for the purchases of FCC licenses.

•	On Nov. 4, the Federal Communications Commission approved plans to combine Sprint’s WiMAX business and assets with Clearwire Corp.

WIRELESS RESULTS

TABLE No. 2 Selected Unaudited Financial Data (dollars in millions)

	Quarter Ended September 30,		%	Year-to-Date September 30,		%
Financial Data	2008	2007		2008	2007
Net operating revenues	$7,536	$8,698	(13)%	$23,235	$26,203	(11)%

Adjusted operating (loss) income*	(250)	514	NM	(645)	1,261	NM
Adjusted OIBDA*	1,646	2,603	(37)%	5,315	7,669	(31)%
Adjusted OIBDA margin*	23.4%	32.4%		24.5%	31.6%

Capex[1]	$217	$813	(73)%	$1,528	$3,587	(57)%

[1]	Capex includes re-banding capital, but excludes other re-banding costs related to FCC licenses.

Wireless Customers

•

The company served 50.5 million customers at the end of the period, compared to 54.0 million at the end of the third quarter of 2007. The credit mix of acquisitions has improved for four consecutive quarters, and prime customers represent almost 83% of the post-paid base.

•

For the quarter, total wireless customers declined by a net 1.3 million including losses of 1.1 million post-paid customers and 329,000 prepaid users, which was slightly offset by a 130,000 increase in the number of wholesale and affiliate subscribers.

•	At the end of the third quarter, the company served 37.8 million post-paid subscribers, 3.9 million prepaid subscribers and 8.8 million wholesale and affiliate subscribers.

•	Subscribers by network platform include 35.4 million on CDMA, 13.5 million on iDEN and 1.6 million Power Source users who utilize both networks.

•	More than 9% of post-paid customers upgraded their handsets during the third quarter, resulting in increased contract renewals.

•

In the third quarter, the company launched Ready Now as part of an ongoing plan to familiarize customers with their handsets and service while encouraging data adoption. The company added to its device and service capabilities with the launch of the Palm® Treo™ 800w, Katana Eclipse by Sanyo, Motorola Renegade™ V950,

M320 and M220 by Samsung, the nationwide introduction of Sprint AIRAVE™ by Samsung, and Touch Diamond™ by HTC.

•

In the fourth quarter, the device lineup is expanding further to include the award-winning Samsung Rant, Samsung Highnote and LG Lotus™ featuring the easy-to-use One Click interactive user interface, HTC Touch Pro, and Motorola i576. Additionally, the company will launch the BlackBerry® Curve™ 8350i - the newest Nextel Direct Connect-capable BlackBerry smartphone. In 2009, Sprint plans to launch a total of eight new Nextel Direct Connect handsets as part of its new device portfolio, with five launching during the first half of the year.

Wireless Churn

•	Wireless post-paid churn was just under 2.15%, compared to 2.0% in the second quarter and 2.3% in the year-ago period.

•	Boost churn in the third quarter was 8.2%, compared to 7.4% in the second quarter of 2008, reflecting higher churn for both traditional Boost Pay-as-you-go subscribers and for Boost Unlimited.

Wireless Service Revenues

•

Wireless service revenues for the quarter of $6.8 billion declined 13% year-over-year and 3% sequentially. The year-over-year decline was due to fewer subscribers and lower ARPU, while the sequential decline was due primarily to fewer wireless subscribers. Wholesale, affiliate, and other revenues were down sequentially and compared to the year-ago period due to pricing pressures.

•

Wireless post-paid ARPU in the quarter was stable at $56 compared to the first and second quarters of 2008, as growth in data substantially offset voice declines. Wireless post-paid ARPU declined by nearly 6% compared to the year-ago period, reflecting continued pressure on voice MRC and overage revenues, partially offset by data revenue growth.

•

Data revenues contributed approximately $13.50 to overall post-paid ARPU in the third quarter, led by growth in CDMA data ARPU. CDMA data ARPU increased more than $1 from second quarter, to about $16.50, now representing almost 29% of total CDMA ARPU. The increase was driven by strong take rates on bundled data services, such as those included with Simply Everything™, as well as continued growth in data cards.

•

Prepaid ARPU in the quarter was approximately $31 compared to $30 in the year-ago period and in the second quarter of 2008. The sequential and year-over-year increase reflects a growing contribution from Boost Unlimited subscribers, offset by lower ARPU of traditional prepaid users.

Wireless Operating Expenses and Adjusted OIBDA*

•	Total operating expenses, after normalizing for special items, were $7.8 billion in the third quarter, compared to $8.2 billion in the year-ago period and $7.9 billion in the second quarter of 2008.

•

Adjusted OIBDA* of $1.6 billion in the quarter compares to $2.6 billion in the third quarter of 2007 and $1.9 billion in the second quarter. The sequential and year-over-year decline in Adjusted OIBDA* is due to fewer wireless subscribers and lower ARPU, partially offset by lower SG&A expense.

•	Cost of services increased 5% year-over-year and 3% sequentially. The increases are due mainly to higher roaming and premium services costs.

•

Equipment subsidy of nearly $700 million (equipment revenue of approximately $500 million less cost of products of nearly $1.2 billion) was down 1% from the second quarter and up 29% from the third quarter of 2007. The year-over-year increase in subsidy is primarily due to the increase in the average cost per handset sold as the company continued to sell a greater number of higher-priced units, partially offset by a decrease in the number of handsets sold.

•

SG&A expenses declined 11% from the third quarter of 2007 and 2% from the second quarter of 2008. The year-over-year improvement is due to lower selling, bad debt and labor expenses. On a sequential basis, higher marketing spending was offset by lower customer care, labor and bad debt expenses.

•	Bad debt expense was at its lowest level since the second quarter of 2006 due to the continued increase in the credit quality of our subscribers and improved collection efforts.

Wireless Capital Spending

Wireless capital investments were $217 million in the third quarter, compared to $393 million spent in the second quarter of 2008 and $813 million spent in the third quarter of 2007. Lower spending levels reflect reduced capacity needs and the conclusion of several network investment initiatives. At the end of the quarter, Sprint continues to lead the competition in 3G data network reliability, and CDMA and iDEN network performance continues at best-ever levels.

WIRELINE RESULTS

TABLE No. 3 Selected Unaudited Financial Data (dollars in millions)

	Quarter Ended September 30,		%	Year-to-Date September 30,		%
Financial Data	2008	2007		2008	2007
Net operating revenues	$1,576	$1,612	(2)%	$4,811	$4,844	(1)%
Adjusted operating income*	120	158	(24)%	436	362	20%
Adjusted OIBDA*	263	290	(9)%	849	754	13%
Adjusted OIBDA margin*	16.7%	18.0%		17.6%	15.6%

Capex	$81	$138	(41)%	$342	$427	(20)%

•	Wireline revenues of $1.6 billion for the quarter were slightly lower sequentially and year-over-year as legacy voice and data declines offset Internet revenue growth.

•

Internet revenues increased 37% from the year-ago period and 5% sequentially due to strong enterprise demand for Global MPLS services and the increasing base of cable subscribers who utilize our VoIP services. Internet revenues as a percent of Wireline revenue have increased from 25% to 35% year-over-year. At the end of the third quarter, the company supported more than 4 million users of cable partner VoIP services. These services are currently available to more than 30 million MSO households.

•

Legacy voice revenues declined 4% sequentially and 13% year-over-year. Compared to the second quarter, declines in retail business voice, consumer and wholesale were partially offset by growth in demand from the Wireless segment.

•	Legacy data revenues are being impacted in part by customer transitions to IP services. These legacy services declined 22% compared to the third quarter of 2007 and 8% quarter-over-quarter.

•

Adjusted OIBDA* was $263 million compared to $299 million reported for the second quarter of 2008. Total operating expenses, after normalizing for special items, were $1.5 billion in the third quarter, nearly flat to the year-ago period and the second quarter of 2008.

•	Wireline capital investment in the quarter was $81 million and was primarily deployed to support IP growth.

Forecast

Sprint Nextel expects continued pressure on post-paid subscribers in the fourth quarter; however, we expect that gross adds will stabilize and that churn rate will be consistent with the third quarter. We also expect slight downward pressure on post-paid ARPU in the fourth quarter. Consistent with recent periods, the company expects revenue pressures leading to lower Adjusted OIBDA*. The company now expects full-year capital expenditures to be in the range of $3 billion to $3.3 billion. The company expects to continue to generate positive Free Cash Flow*.

*FINANCIAL MEASURES

Sprint Nextel provides financial measures generated using generally accepted accounting principles (GAAP) and using adjustments to GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint Nextel provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint Nextel does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint Nextel does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

Adjusted Earnings (Loss) per Share (EPS) is defined as net income (loss) before special items, net of tax and the diluted EPS calculated thereon. Adjusted EPS before Amortization is defined as net income (loss) before special items and amortization, net of tax, and the diluted EPS calculated thereon. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe that these measures are useful because they allow investors to evaluate our performance for different periods on a more comparable basis by excluding items that relate to acquired amortizable intangible assets and not to the ongoing operations of our businesses.

Adjusted Operating Income (Loss) is defined as operating income (loss) before special items. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe this measure is useful because it allows investors to evaluate our operating results for different periods on a more comparable basis by excluding special items.

Adjusted OIBDA is defined as operating income before depreciation, amortization, severance, exit costs and asset impairments, gains or losses on asset dispositions and exchanges and other special items. Adjusted OIBDA Margin represents Adjusted OIBDA divided by non-equipment net operating revenues adjusted for certain non-recurring revenue adjustments for Wireless and Adjusted OIBDA divided by net operating revenues for Wireline. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe that

Adjusted OIBDA and Adjusted OIBDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Adjusted OIBDA and Adjusted OIBDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is defined as the change in cash and cash equivalents less the change in debt, investment in certain securities, proceeds from common stock and other financing activities, net. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of cash flows. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, current marketable securities and restricted cash. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the balance sheet and statement of cash flows. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SAFE HARBOR

This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding the business outlook, expected performance and forward-looking guidance, as well as other statements that are not historical facts, are forward-looking statements. The words “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “providing guidance” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs, the timing of various events and the economic and regulatory environment.

Future performance cannot be assured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•

the effects of vigorous competition, including the impact of competition on the price we are able to charge customers for services and equipment we provide and our ability to attract new customers and retain existing customers; the overall demand for our service offerings, including the impact of decisions of new subscribers between our post-paid and prepaid services offerings and between our two network platforms; and the impact of new, emerging and competing technologies on our business;

•	the impact of overall wireless market penetration on our ability to attract and retain customers with good credit standing and the intensified competition among wireless carriers for those customers;

•

the uncertainties related to the implementation of our business strategies including investments in our networks, our systems, and other businesses, including current investments and additional investments that will be required in connection with the planned deployment of a next generation wireless broadband network;

•

the costs and business risks associated with providing new services and entering new geographic markets, including in connection with the planned deployment of a next generation wireless broadband network;

•

uncertainty regarding satisfaction of the conditions to completion of the transaction with Clearwire Corporation, including approval by Clearwire’s stockholders and satisfaction of the other conditions to closing;

•	the impact of recent downgrades and potential further downgrades in the ratings afforded our debt securities by ratings agencies;

•	the impact of difficulties we may encounter in implementing actions designed to maintain compliance with our financial covenants, including the success of actions involving third parties;

•	the effects of mergers and consolidations and new entrants in the communications industry and unexpected announcements or developments from others in the communications industry;

•	unexpected results of litigation filed against us or our suppliers or vendors;

•

the impact of third parties not meeting our business requirements, including a significant adverse change in the ability or willingness of such parties to provide handset devices or infrastructure equipment for our code division multiple access, or CDMA, network, or Motorola, Inc’s ability or willingness to provide related handset devices, infrastructure equipment and software applications, or to develop new technologies or features, for our integrated Digital Enhanced Network, or iDEN, network;

•	the impact of adverse network performance;

•

the costs and/or potential customer impacts of compliance with regulatory mandates, particularly requirements related to the reconfiguration of the 800 megahertz, or MHz, band used to operate our iDEN network, as contemplated by the Federal Communications Commission’s, or FCC’s, Report and Order released in August 2004 as supplemented by subsequent memoranda;

•	equipment failure, natural disasters, terrorist acts, or other breaches of network or information technology security;

•

one or more of the markets in which we compete being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes or other external factors over which we have no control; and

•

other risks referenced from time to time in this report and other filings of ours with the Securities and Exchange Commission, or SEC, including in our annual report on Form 10-K for the year ended December 31, 2007 in Part I, Item 1A, “Risk Factors.”

Sprint Nextel believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint Nextel is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

Participants in Solicitation

Sprint, Clearwire and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transactions. Information concerning Sprint’s participants is set forth in the proxy statement dated March 27, 2008 for Sprint’s 2008 annual meeting of shareholders as filed with the SEC on Schedule 14A. Information concerning Clearwire’s participants is set forth in the proxy statement dated April 29, 2008 for Clearwire’s annual meeting of stockholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of Sprint and Clearwire in the solicitation of proxies in respect of the proposed transactions is included in the Registration Statement on Form S-4 (File No. 333-153128), and the proxy statement/prospectus contained therein, filed with the SEC. Those documents are available free of charge at the websites of the SEC and Clearwire.

ABOUT SPRINT NEXTEL

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two wireless networks serving nearly 51 million customers at the end of the third quarter 2008; industry-leading mobile data services; instant national and international walkie-talkie capabilities; and a global Tier 1 Internet backbone. For more information, visit www.sprint.com.

Sprint Nextel Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Millions, except per Share Data)

TABLE NO. 4

	Quarter Ended		Year To Date
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Net Operating Revenues	$8,816	$10,044	$27,205	$30,299

Operating Expenses
Cost of services	3,043	3,005	8,968	9,044
Cost of products	1,181	1,217	3,656	3,910
Selling, general and administrative	2,768	3,077	8,782	9,443
Severance, exit costs and asset impairments (1)	13	125	323	384
Gain from asset dispositions and exchanges, net (1)	(41)	—	(15)	—
Depreciation	1,488	1,441	4,449	4,203
Amortization	569	781	1,955	2,600

Total operating expenses	9,021	9,646	28,118	29,584

Operating (Loss) Income	(205)	398	(913)	715
Interest expense	(338)	(367)	(1,029)	(1,099)
Interest income	20	66	78	123
Other, net	8	—	(17)	13

Loss before Income Taxes	(515)	97	(1,881)	(248)
Income tax benefit	189	(33)	706	120

Net (Loss) Income	$(326)	$64	$(1,175)	$(128)

Diluted (Loss) Earnings Per Common Share	$(0.11)	$0.02	$(0.41)	$(0.04)

Weighted Average Common Shares	2,855	2,860	2,852	2,876

Basic (Loss) Earnings Per Common Share	$(0.11)	$0.02	$(0.41)	$(0.04)

Basic weighted average common shares	2,855	2,845	2,852	2,876

Effective Tax Rate	36.7%	34.0%	37.5%	48.4%

	Quarter Ended		Quarter Ended		Year To Date
	June 30, 2008	June 30, 2007	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Operating (Loss) Income	$(210)	$316	$(205)	$398	$(913)	$715
Special items before taxes
Merger and integration expense (2)	44	163	—	135	130	397
Severance, exit costs and asset impairments (1)	93	85	13	125	323	384
Loss (gain) from asset dispositions and exchanges, net (1)	12	—	(41)	—	(15)	—
Contingencies and other (3)	—	5	—	—	—	46

Adjusted Operating (Loss) Income*	(61)	569	(233)	658	(475)	1,542
Depreciation and amortization	2,157	2,313	2,057	2,222	6,404	6,803

Adjusted OIBDA*	2,096	2,882	1,824	2,880	5,929	8,345
Capital expenditures (4)	646	1,666	485	1,176	2,491	4,449

Adjusted OIBDA* less Capex	$1,450	$1,216	$1,339	$1,704	$3,438	$3,896

Operating (Loss) Income Margin (5)	-2.4%	3.3%	-2.5%	4.2%	-3.6%	2.5%
Adjusted OIBDA Margin*	24.4%	30.1%	21.9%	30.7%	23.1%	29.4%

See accompanying Notes to Financial Data (Unaudited)

Sprint Nextel Corporation

RECONCILIATIONS OF EARNINGS PER SHARE (Unaudited)

(Millions, except per Share Data)

TABLE NO. 5

	Quarter Ended		Quarter Ended		Year To Date
	June 30, 2008	June 30, 2007	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Net (Loss) Income	$(344)	$19	$(326)	$64	$(1,175)	$(128)
Special items (net of taxes)
Merger and integration expense (2)	27	100	—	84	80	244
Severance, exit costs and asset impairments (1)	56	52	8	78	199	239
Loss (gain) from asset dispositions and exchanges, net (1)	8	—	(25)	—	(9)	—
Contingencies and other (3)	—	12	—	—	—	37
Net gains on investment activities and equity in earnings	—	(11)	—	(4)	—	(15)
Tax audit settlement	—	—	—	(19)	—	(19)
Gain on early retirement of debt	—	—	—	(3)	—	(5)

Adjusted Net (Loss) Income*	$(253)	$172	$(343)	$200	$(905)	$353

Amortization (net of taxes)	416	547	344	472	1,181	1,570

Adjusted Net Income before Amortization*	$163	$719	$1	$672	$276	$1,923

Diluted (Loss) Earnings Per Common Share	$(0.12)	$0.01	$(0.11)	$0.02	(0.41)	(0.04)
Special items (net of taxes)	0.03	0.05	(0.01)	0.05	0.09	0.16

Adjusted (Loss) Earnings Per Share*	$(0.09)	$0.06	$(0.12)	$0.07	$(0.32)	$0.12

Amortization (net of taxes)	0.15	0.19	0.12	0.16	0.42	0.55

Adjusted Earnings Per Share before Amortization*	$0.06	$0.25	$0.00	$0.23	$0.10	$0.67

See accompanying Notes to Financial Data (Unaudited)

Sprint Nextel Corporation

NON-GAAP WIRELESS STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited)

(Millions, except subscriber counts and metrics)

TABLE No. 6

	Quarter Ended		Year To Date
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Net Operating Revenues
Service	$6,803	$7,778	$20,931	$23,491
Equipment	492	662	1,558	1,919
Wholesale, affiliate and other	241	258	746	793

Total Net Operating Revenues	7,536	8,698	23,235	26,203

Operating Expenses
Cost of services	2,268	2,166	6,589	6,420
Costs of products	1,181	1,195	3,622	3,833
Selling, general and administrative	2,441	2,734	7,709	8,281
Merger and integration expense (2)	—	76	101	257
Severance, exit costs and asset impairments (1)	5	119	256	345
Gain from asset dispositions and exchanges, net (1)	(35)	—	(12)	—
Contingencies and other (3)	—	—	—	23
Depreciation	1,327	1,308	4,006	3,809
Amortization	569	781	1,954	2,599

Total operating expenses	7,756	8,379	24,225	25,567

Operating (Loss) Income	$(220)	$319	$(990)	$636

NON GAAP RECONCILIATION

	Quarter Ended		Quarter Ended		Year To Date
	June 30, 2008	June 30, 2007	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Operating (Loss) Income	$(262)	$282	$(220)	$319	$(990)	$636
Special items before taxes
Merger and integration expense (2)	35	122	—	76	101	257
Severance, exit costs and asset impairments (1)	72	85	5	119	256	345
Loss (gain) from asset dispositions and exchanges, net (1)	13	—	(35)	—	(12)	—
Contingencies and other (3)	—	5	—	—	—	23

Adjusted Operating (Loss) Income*	(142)	494	(250)	514	(645)	1,261
Depreciation and amortization	2,010	2,177	1,896	2,089	5,960	6,408

Adjusted OIBDA*	1,868	2,671	1,646	2,603	5,315	7,669
Capital expenditures (4)	393	1,371	217	813	1,528	3,587

Adjusted OIBDA* less Capex	$1,475	$1,300	$1,429	$1,790	$3,787	$4,082

Operating (Loss) Income Margin (5)	-3.6%	3.4%	-3.1%	4.0%	-4.6%	2.6%
Adjusted OIBDA Margin*	25.7%	32.7%	23.4%	32.4%	24.5%	31.6%

Operating Statistics

	Quarter Ended		Quarter Ended		Year To Date
	June 30, 2008	June 30, 2007	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Direct Post-Paid Subscribers
Service revenue (in millions)	$6,614	$7,497	$6,423	$7,364	$19,770	$22,279
ARPU	$56	$60	$56	$59	$56	$60
Churn	2.0%	2.0%	2.15%	2.3%	2.2%	2.2%
Net (losses) additions (in thousands)	(776)	16	(1,122)	(337)	(2,968)	(541)
End of period subscribers (in thousands)	38,905	41,601	37,783	41,434	37,783	41,434
Hours per subscriber	16	16	16	16	15	16

Direct Prepaid Subscribers
Service revenue (in millions)	$391	$401	$380	$414	$1,161	$1,212
ARPU	$30	$31	$31	$30	$30	$31
Churn	7.4%	6.8%	8.2%	6.2%	8.5%	6.6%
Net (losses) additions (in thousands)	(138)	169	(329)	67	(667)	511
End of period subscribers (in thousands)	4,240	4,456	3,911	4,523	3,911	4,523
Hours per subscriber	13	7	14	8	13	7

Wholesale Subscribers (6)
Net (losses) additions (in thousands)	(10)	155	108	194	265	816
End of period subscribers (in thousands)	7,831	6,980	7,939	7,174	7,939	7,174

Affiliate Subscribers
Net additions (in thousands)	23	33	22	16	61	95
End of period subscribers (in thousands)	883	978	905	824	905	824

Total Subscribers
Net (losses) additions (in thousands)	(901)	373	(1,321)	(60)	(3,309)	881
End of period subscribers (in thousands)	51,859	54,015	50,538	53,955	50,538	53,955

See accompanying Notes to Financial Data (Unaudited)

Sprint Nextel Corporation

WIRELINE STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited)

(Millions)

TABLE NO. 7

	Quarter Ended		Year To Date
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Net Operating Revenues
Voice	$755	$868	$2,365	$2,676
Data	231	297	750	918
Internet	556	407	1,580	1,122
Other	34	40	116	128

Total Operating Revenues	1,576	1,612	4,811	4,844

Operating Expenses
Costs of services and products	1,070	1,095	3,218	3,343
Selling, general and administrative	243	227	744	770
Severance, exit costs and asset impairments (1)	4	3	60	35
Gain from asset dispositions and exchanges, net (1)	(4)	—	(2)	—
Depreciation	143	132	413	392

Total operating expenses	1,456	1,457	4,433	4,540

Operating Income	$120	$155	$378	$304

NON GAAP RECONCILIATION

	Quarter Ended		Quarter Ended		Year To Date
	June 30, 2008	June 30, 2007	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Operating Income	$143	$126	$120	$155	$378	$304
Special items before taxes
Severance, exit costs and asset impairments (1)	20	—	4	3	60	35
Gain from asset dispositions and exchanges, net (1)	(3)	—	(4)	—	(2)	—
Contingencies and other (3)	—	—	—	—	—	23

Adjusted Operating Income*	160	126	120	158	436	362
Depreciation	139	133	143	132	413	392

Adjusted OIBDA*	299	259	263	290	849	754
Capital expenditures (4)	113	145	81	138	342	427

Adjusted OIBDA* less Capex	$186	$114	$182	$152	$507	$327

Operating Income Margin	8.9%	7.7%	7.6%	9.6%	7.9%	6.3%
Adjusted OIBDA Margin*	18.6%	15.9%	16.7%	18.0%	17.6%	15.6%

Operating Statistics

	Quarter Ended		Quarter Ended		Year To Date
	2Q 2008	2Q 2007	3Q 2008	3Q 2007	2008	2007
YOY Voice only minutes volume growth (does not include minutes associated with Cable VOIP)	-9%	6%	-9%	4%	-8%	4%

See accompanying Notes to Financial Data (Unaudited)

Sprint Nextel Corporation

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)

(Millions)

TABLE NO. 8

For the Year to Date Period Ended	September 30, 2008	September 30, 2007
Operating Activities
Net loss	$(1,175)	$(128)
Depreciation and amortization	6,404	6,803
Provision for losses on accounts receivable	559	645
Share-based compensation expense	207	197
Deferred income taxes	(747)	(159)
Other, net	(147)	(210)

Net cash provided by operating activities	5,101	7,148

Investing Activities
Capital expenditures	(3,272)	(4,651)
Expenditures relating to FCC licenses	(655)	(462)
Acquisitions, net of cash acquired	—	(287)
Decrease in marketable securities, net	113	9
Proceeds from sale of investments and assets	76	157
Cash collateral for securities loan agreements	—	866
Other investing activities	(10)	(6)

Net cash used in investing activities	(3,748)	(4,374)

Financing Activities
Borrowings under credit facility	2,500	750
Repayments under credit facility	(500)	—
Proceeds from issuance of debt securities	—	750
Proceeds from financing obligation	645	—
Proceeds from issuance of commercial paper	681	4,837
Maturities of commercial paper	(1,060)	(4,951)
Purchase, retirements and payments of debt and capital leases	(1,797)	(1,386)
Payments of securities loan agreements	—	(866)
Purchase of common shares	—	(1,833)
Dividends paid	—	(215)
Proceeds from issuance of common shares, net	48	337

Net cash provided by (used in) financing activities	517	(2,577)

Change in Cash and Cash Equivalents	1,870	197

Cash and Cash Equivalents, beginning of period	2,246	2,046

Cash and Cash Equivalents, end of period	$4,116	$2,243

FREE CASH FLOW (NON GAAP)

(Millions)

TABLE NO. 9

	Quarter Ended		Quarter Ended		Year-to-Date
	June 30, 2008	June 30, 2007	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Adjusted OIBDA*	$2,096	$2,882	$1,824	$2,880	$5,929	$8,345
Adjust for special items	(149)	(253)	28	(260)	(438)	(827)
Other operating activities, net (7)	(868)	(659)	63	94	(390)	(370)

Cash from Operating Activities (GAAP)	1,079	1,970	1,915	2,714	5,101	7,148

Capital expenditures	(899)	(1,577)	(703)	(1,261)	(3,272)	(4,651)
Expenditures relating to FCC licenses	(194)	(151)	(187)	(204)	(655)	(462)
Proceeds from sales of investments and assets	30	15	38	115	76	157
Dividends paid	—	(72)	—	(71)	—	(215)
Other investing activities, net	(5)	(2)	(4)	(2)	(10)	(6)

Free Cash Flow*	11	183	1,059	1,291	1,240	1,971
Purchase of common shares	—	(1,101)	—	(432)	—	(1,833)
Increase (decrease) in debt, net	(1,306)	748	(393)	(775)	469	—
Acquisitions, net of cash acquired	—	—	—	(287)	—	(287)
Proceeds from issuance of common shares, net	17	243	22	25	48	337
Decrease (increase) in marketable securities, net	69	5	(41)	(3)	113	9

Change in Cash and Cash Equivalents (GAAP)	$(1,209)	$78	$647	$(181)	$1,870	$197

See accompanying Notes to Financial Date (Unaudited)

Sprint Nextel Corporation

CONSOLIDATED BALANCE SHEETS

(Millions)

TABLE NO. 10

	(Unaudited)
	September 30, 2008	December 31, 2007
Assets
Current assets
Cash and cash equivalents	$4,116	$2,246
Marketable securities	75	194
Accounts and notes receivable, net	3,452	4,196
Device and accessory inventory	682	938
Deferred tax assets	181	447
Prepaid expenses and other current assets	760	640

Total current assets	9,266	8,661

Investments	137	165
Property, plant and equipment, net	24,773	26,636
Goodwill	977	978
FCC licenses and other	21,990	21,123
Customer relationships, net	2,396	4,203
Other definite lived intangible assets, net	1,695	1,835
Other assets	627	694

Total	$61,861	$64,295

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$2,582	$3,481
Accrued expenses and other current liabilities	3,849	3,960
Current portion of long-term debt and capital lease obligations	1,617	1,661

Total current liabilities	8,048	9,102

Long-term debt and capital lease obligations	21,023	20,469
Deferred tax liabilities	7,846	8,742
Other liabilities	3,785	3,847

Total liabilities	40,702	42,160

Shareholders’ equity
Common shares	5,902	5,902
Paid-in capital	46,843	46,693
Treasury shares, at cost	(1,970)	(2,161)
Accumulated deficit	(29,509)	(28,188)
Accumulated other comprehensive loss	(107)	(111)

Total shareholders’ equity	21,159	22,135

Total	$61,861	$64,295

NET DEBT (NON-GAAP) (Unaudited)

(Millions)

TABLE NO. 11

	September 30, 2008	December 31, 2007
Total Debt	$22,640	$22,130
Less: Cash and cash equivalents	(4,116)	(2,246)
Less: Marketable securities	(75)	(194)

Net Debt*	$18,449	$19,690

See accompanying Notes to Financial Date (Unaudited)

Sprint Nextel Corporation

Schedule of Debt (Unaudited)

(Millions)

TABLE NO. 12

			September 30, 2008
ISSUER	COUPON	MATURITY	PRINCIPAL
Sprint Nextel Corporation
Floating Rate Notes due 2010	4.169%	06/28/2010	750
Bank Credit Facility	4.038%	12/19/2010	2,000
Export Development Canada Facility	4.601%	03/30/2012	750
6% Notes due 2016	6.000%	12/01/2016	2,000
9.25% Debentures due 2022	9.250%	04/15/2022	200

Sprint Nextel Corporation subtotal			5,700

Sprint Capital Corporation
6.375% Notes due 2009	6.375%	05/01/2009	600
7.625% Notes due 2011	7.625%	01/30/2011	1,650
8.375% Notes due 2012	8.375%	03/15/2012	2,000
6.9% Notes due 2019	6.900%	05/01/2019	1,729
6.875% Notes due 2028	6.875%	11/15/2028	2,475
8.75% Notes due 2032	8.750%	03/15/2032	2,000

Sprint Capital Corporation subtotal			10,454

Nextel Communications Inc.
5.25% Convertible Senior Notes due 2010	5.250%	01/15/2010	607
6.875% Senior Serial Redeemable Notes due 2013	6.875%	10/31/2013	1,473
5.95% Senior Serial Redeemable Notes due 2014	5.950%	03/15/2014	1,170
7.375% Senior Serial Redeemable Notes due 2015	7.375%	08/01/2015	2,137

Nextel Communications Inc. subtotal			5,387

Tower financing obligation	9.500%	01/01/2028	694

Capital lease obligations and other			90

TOTAL PRINCIPAL			22,325

Premiums, discounts, variable interest entity and other adjustments			315

TOTAL DEBT			$22,640

See accompanying Notes to Financial Date (Unaudited)

Sprint Nextel Corporation

NOTES TO FINANCIAL DATA (Unaudited)

(1)

In the third quarter 2008, severance, exit costs and asset impairment charges and gains from asset dispositions and exchanges were a net $28 million credit. In the year-to-date period 2008, we recorded severance, exit costs and asset impairment charges and gains from asset dispositions and exchanges of $308 million pre-tax ($190 million, net of tax) primarily related to the work force reductions and continued organizational realignment initiatives. In the third quarter 2007 and year-to-date period 2007, we recorded severance, exit costs and asset impairment charges of $125 million pre-tax ($78 million, net of tax) and $384 million pre-tax ($239 million, net of tax), respectively. These costs consist of workforce reductions, realignment initiatives and exit and asset impairment costs associated with lease termination charges and write-off of network costs. Severance, exit costs and asset impairment charges and gains or losses from asset dispositions and exchanges are allocated to the appropriate segment results.

(2)

In the third quarter 2008, merger and integration costs were not material. In the year-to-date period 2008, we recorded merger and integration costs of $130 million pre-tax ($80 million, net of tax). In the third quarter 2007 and year-to-date period 2007, we recorded merger and integration costs of $135 million pre-tax ($84 million, net of tax) and $397 million pre-tax ($244 million, net of tax), respectively. All merger costs are related to the Sprint-Nextel merger and/or the PCS Affiliates and Nextel Partners’ acquisitions and are generally non-recurring in nature. Merger and integration expenses which are solely and directly attributable to the Wireless segment have been allocated to that segment. These expenses are classified as selling, general and administrative, cost of products, or equipment revenues as appropriate on our consolidated statement of operations. Merger and integration expenses that are not solely and directly attributable to the Wireless segment are included in the Corporate segment and are classified as selling, general and administrative expenses on our consolidated statement of operations.

(3)	Contingencies and other includes charges associated with legal contingencies and net costs associated with the exit of a non-core line of business.

(4)

Capital expenditures is an accrual based amount that includes the changes in unpaid capital expenditures and excludes capitalized interest. Consolidated capital expenditures of $485 million for the third quarter 2008 includes $185 million reduction in accrued capital expenditures less $33 million of capitalized interest. Wireless segment capital expenditures of $217 million for the third quarter 2008 includes $158 million reduction in accrued capital expenditures less $11 million of capitalized interest. Wireline segment capital expenditures of $81 million for the third quarter 2008 includes $7 million reduction in accrued capital expenditures less $2 million of capitalized interest.

Consolidated capital expenditures of $2.5 billion for the year-to-date period 2008 includes $674 million reduction in accrued capital expenditures less $107 million of capitalized interest. Wireless segment capital expenditures of $1.5 billion for the year-to-date period 2008 includes $487 million reduction in accrued capital expenditures less $50 million of capitalized interest. Wireline segment capital expenditures of $342 million for the year-to-date period includes $72 million reduction in accrued capital expenditures less $5 million of capitalized interest. Cash paid for capital expenditures can be found in the statements of cash flows on Table No. 8 and free cash flows on Table No. 9.

(5)	Operating (loss) income margin excludes equipment revenues.

(6)

Certain wholesale devices are activated on the network prior to selling the device to the end customer, which resulted in approximately 210,000 additions during the third quarter 2008. As of September 30, 2008, these subscribers for which devices are not in the hands of an end user customer represented approximately 3% of the total wholesale subscriber base.

(7)	Other operating activities, net includes the change in working capital, change in deferred income taxes, miscellaneous operating activities and non-operating items in net loss.

See accompanying Notes to Financial Date (Unaudited)